Exhibit 99.1

Cohesant Technologies Reports Record Sales and Earnings For Third Quarter and First Nine Months of Fiscal 2004

    INDIANAPOLIS--(BUSINESS WIRE)--Sept. 15, 2004--Cohesant Technologies Inc. (Nasdaq:COHT) today reported record sales and earnings for its third quarter and nine months ended August 31, 2004. This marks Cohesant's
14th consecutive quarter of record earnings.
    Net income for the quarter was $541,724, an increase of 23.3% over the $439,347 reported in the previous year period. On a fully diluted per share basis, net income was $.20 in the current quarter compared to $.17 last year. The Company's net sales for the third quarter of fiscal 2004 increased 12.0% to $5,116,265 from $4,570,128 for the same period last year.
    For the first nine months of fiscal 2004, net income was $1,359,377, an increase of 36.1% over the $998,972 reported in the previous year period. On a fully diluted per share basis, net income was $.51 in the current period compared to $.39 last year. The
Company's net sales for the first nine months of fiscal 2004 increased
16.9% to $14,641,856 from $12,526,006 for the same period last year.
    Morris H. Wheeler, the Company's President and Chief Executive
Officer, stated, "Cohesant has again topped $5 million in quarterly sales and earned $0.20 cents on a fully diluted basis. Equipment sales at GlasCraft were up 27% over the same period last year in its domestic market and GlasCraft's International equipment sales continued to be strong beating same period last year by 14%. Overall, Equipment sales were up over 17% for the quarter and are up over 14% for the first nine months of this year compared to last. Coatings sales remained on a record pace for the year with over a 24% increase over the first nine months of fiscal 2004, but were essentially flat for the quarter."
    Cohesant Technologies Inc., based in Indianapolis, Indiana, designs, develops, and manufactures specialized dispense equipment and specialty coating products through its two subsidiaries: GlasCraft, Inc., and Raven Lining Systems, Inc. GlasCraft and, to a limited extent, Raven Lining Systems manufactures dispense equipment for applying plural component materials such as polyesters, polyurethanes, polyureas, and epoxies. Raven Lining Systems, Inc., manufactures and sells the Raven and AquataPoxy line of high-performance coating systems. These systems provide corrosion protection and structural renewal when coating and rehabilitating all types of infrastructure in water, wastewater and industrial markets.



                      COHESANT TECHNOLOGIES INC.
                  Summary Financial Data (Unaudited)
----------------------------------------------------------------------
                               Three Months Ended  Three Months Ended
                                August 31, 2004     August 31, 2003
----------------------------------------------------------------------
Net sales                              $5,116,265          $4,570,128

Income before income taxes                862,222             688,261

Net income                               $541,724            $439,347
Net income per share
   Basic                                    $0.21               $0.17
   Diluted                                  $0.20               $0.17
Average number of common
shares outstanding:
   Basic                                2,600,655           2,578,865
   Diluted                              2,717,603           2,599,907

----------------------------------------------------------------------
                               Nine Months Ended   Nine Months Ended
                                August 31, 2004     August 31, 2003
----------------------------------------------------------------------
Net sales                             $14,641,856         $12,526,006

Income before income taxes              2,163,648           1,565,491

Net income                             $1,359,377            $998,972
Net income per share
   Basic                                    $0.52               $0.39
   Diluted                                  $0.51               $0.39
Average number of common
shares outstanding
   Basic                                2,590,090           2,574,864
   Diluted                              2,689,340           2,594,638

    Certain statements contained in this report that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statement. These risks and uncertainties include, but are not limited to, a slow-down in domestic and international markets for plural component dispensing systems and a reduction in growth of markets for the Company's epoxy coating systems.

    CONTACT: Cohesant Technologies Inc., Indianapolis
             Morris H. Wheeler, 317-871-7611